Exhibit 10.21

January 05, 2024

Via Email

Dear Leila,

This letter memorializes the terms and conditions for your separation from employment as the Chief Medical Officer for PMV Pharma (the "Company"), effective as of the date hereof (“Separation Date”).

1.
Consideration. In consideration of your execution of this letter and your fulfillment of all of its terms and conditions, Company shall make the following consideration payments to you:
a.
Separation Payment. Company shall pay you a lump sum amount of $76,381.50 (which represents the difference between your starting base salary for 2023 and your reduced base salary commencing in May), less applicable withholding. This payment will be made to you no later than the 31st day following the Separation Date.
b.
2023 Bonus Payment. Company shall pay your full 2023 target bonus (based on your base salary prior to the May 2023 reduction) at the final Board-approved corporate score, less applicable withholding. This payment will be made to you at the Company’s regularly scheduled payroll date in March for its 2023 bonus payments to all Company employees.
c.
Continued Vesting of 2022 RSUs Grant. The 2nd tranche of your 2022 RSUs Grant (34,800 shares) shall continue to vest as scheduled, and you shall be entitled to receive these shares, less any shares withheld for applicable withholding, on or about September 9, 2024.
2.
Termination of Benefits; Receipt of all Compensation. Effective as of the Separation Date, you agree that (i) your health insurance benefits has ceased, subject to your right to continue your health insurance under COBRA, and (ii) except for the consideration set forth in Section 1 above and continued vesting in your stock and stock options during performance of advisory support as set forth in Section 3, your participation in all other benefits and incidents of employment, including, but not limited to, vesting in Company stock and stock options, and the accrual of bonuses, vacation, and paid time off, also ceased. In addition, you acknowledge and represent that, other than the consideration set forth in Section 1 above (and your final pay period wages to be paid by the Company at its regularly scheduled payroll date), the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, notice periods, severance, termination amounts, reimbursable expenses, stock, stock options, vesting, and any and all other benefits and compensation due to you.
3.
Post Separation Obligations. You agree, as a condition to your receipt of the consideration payments in Section 1 above, that you shall fulfill the following post-separation obligations to the best of your ability:
a.
Compliance with existing Confidentiality Agreement: You agree to continue to observe and abide by the terms of your existing At-Will Employment and Confidentiality Agreement, in accordance with its terms.
b.
Transition Advisory Support: For up to a three (3) month period following the Separation Date, you agree to provide the Company with CMO transition advisory services as may be reasonably requested, at an hourly rate of $500 (plus reimbursement of any reasonably incurred and approved out-of-pocket expenses), payable on a monthly basis, on the 1st of each calendar month against a reasonably detailed invoice.
c.
Release of Claims: You agree, on behalf of yourself and your beneficiaries and heirs, that you hereby and forever release the Company and its directors, officers, employees and other agents, and any successor corporation and assigns (collectively, the “Releasees”) from, and agree not to sue or otherwise institute, prosecute, or pursue, any claim or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Separation Date, including, without limitation any and all claims relating to your employment relationship with the Company and the termination of that relationship.

To indicate your acceptance of the foregoing separation terms, please sign and date this letter in the space provided below and return it to me.

Sincerely,

David Mack
President & CEO

Agreed to and accepted:

Signature:	Leila Alland (Jan 5, 2024 09:52 EST)

Printed Name: Leila Alland, M.D.

Date:	05-Jan-2024

PMV Separation Letter

Final Audit Report	2024-01-05

Created:	2024-01-05

By:	Robert Ticktin (rticktin@pmvpharma.com)

Status:	Signed

Transaction ID:	CBJCHBCAABAAaB6hkxFD-Dd7kps39cMaWCh7sZrILNHN

"PMV Separation Letter" History

Document created by Robert Ticktin (rticktin@pmvpharma.com)
2024-01-05 - 2:30:56 PM GMT

Document emailed to Leila Alland (lalland@pmvpharma.com) for signature
2024-01-05 - 2:32:27 PM GMT

Email viewed by Leila Alland (lalland@pmvpharma.com)
2024-01-05 - 2:49:54 PM GMT

Document e-signed by Leila Alland (lalland@pmvpharma.com)
Signature Date: 2024-01-05 - 2:52:29 PM GMT - Time Source: server

Agreement completed
2024-01-05 - 2:52:29 PM GMT